Exhibit 99.6

Corporate Operations Officer Tien Wu’s e-mail letter to ASE Customers dated November 25, 2006

Dear ASE partners,

I would like to give you a quick status update on the recent news release regarding a potential offer from The Carlyle Group. ASE has received an indication of interest as to the potential offer on Nov. 24th and will begin discussions on this with interested parties. There are a few things I would like to clarify.

First, ASE’s commitment to our business partners remains intact. All business processes and operational deliverables should assume zero impact from the on-going discussion. The existing management team will continue to have full authority to ensure our customers' interests will continue to be served at the highest level.

Next, in response to this potential offer, ASE will take immediate action and follow all of the appropriate procedures required by Taiwan and US securities laws and exchange rules. This process is going to take some time and will involve some degree of uncertainty. We will give you more information on the process as soon as we have a clearer view. We are committed to providing you with the most updated information and protecting your best interests together with those of ASE's shareholders.

We are pleased to see interest from the private equity sector in ASE. It is a strong indication of confidence from financial experts in ASE’s future growth as well as its potential valuation. ASE, once again, would like to thank you for your past support. Today, we are more confident than ever in our ability to serve you better in the future.

This communication is neither an offer to purchase nor a solicitation of an offer to sell securities by any person. The potential offer for the outstanding shares of ASE described in this communication has not commenced. Any offers to purchase or solicitations of offers to sell, if ultimately made, will be required to be made in accordance with Taiwan law, including without limitation a tender offer filed with the Financial Supervisory Commission (“FSC”) of Taiwan. In addition, such offers or solicitations will be required to be made pursuant to offer documents filed with the U.S. Securities and Exchange Commission (the “SEC”) in accordance with U.S. securities laws.

The offer documents required under Taiwan and U.S. laws, including ASE's recommendation statement, will contain important information, and shareholders and potential investors are urged to read them carefully when they become available before making any decision with respect to any offer. Those materials will be made available to all shareholders of ASE at no expense to them on the FSC’s website (http://www.fscey.gov.tw), Taiwan’s Market Observation Post System (http://newmops.tse.com.tw) and the SEC’s website (http://www.sec.gov).

Safe Harbor Notice
This communication contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although these forward-looking statements, which may include statements regarding our future results of operations, financial condition or business prospects, are based on our own information and information from other sources we believe to be reliable, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan” and similar expressions, as they relate to us, are intended to identify these forward-looking statements in this press release. Our actual results of operations, financial condition or business prospects may differ materially from those expressed or implied in these forward-looking statements for a variety of reasons, including risks associated with cyclicality and market conditions in the semiconductor industry; demand for the outsourced semiconductor packaging and testing services we offer and for such outsourced services generally; the highly competitive semiconductor industry; our ability to introduce new packaging, interconnect materials and testing technologies in order to remain competitive; our ability to successfully integrate pending and future mergers and acquisitions; international business activities; our business strategy; general economic and political conditions; possible disruptions in commercial activities caused by natural or human-induced disasters; our future expansion plans and capital expenditures; the strained relationship between the Republic of China and the People’s Republic of China; fluctuations in foreign currency exchange rates; and other factors. For a discussion of these risks and other factors, please see the documents we file from time to time with the Securities and Exchange Commission, including our 2005 Annual Report on Form 20-F filed on June 19, 2006.